SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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LCA - VISION INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LCA-VISION INC.
7840 Montgomery Road
Cincinnati, OH 45236

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2004

TO THE STOCKHOLDERS OF LCA-VISION INC.:

     You are cordially invited to attend the Annual Meeting of the Stockholders of LCA-Vision Inc. to be held on May 17, 2004, at 10:00 a.m. at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, for the purpose of considering and acting on the following:

1)	Election of six directors to serve until the 2005 Annual Meeting

2)	Transaction of such other business as may properly come before the meeting or any adjournment thereof

     Stockholders of record at the close of business on March 24, 2004 will be entitled to vote at the meeting.

By Order of the Board of Directors

Craig P. R. Joffe
Senior Vice President, General Counsel & Secretary

April 12, 2004

IMPORTANT

     We urge you to vote your shares before the Annual Meeting, whether or not you plan to attend the meeting in person. You may vote by mail, by toll-free telephone number or via the internet according to the instructions on your enclosed proxy card. If you choose to vote by mail, the enclosed envelope requires no postage if mailed in the United States. If you do attend the meeting, you may vote personally on all matters which are considered. It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in submitting your proxy promptly.

PROXY STATEMENT
OUTSTANDING VOTING SECURITIES
PROXIES AND VOTING
ELECTION OF DIRECTORS
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
INDEPENDENT AUDITORS
STOCKHOLDER COMMUNICATIONS
2005 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS

LCA-VISION INC.
7840 Montgomery Road
Cincinnati, OH 45236

PROXY STATEMENT

     The Board of Directors of LCA-Vision Inc. is soliciting the enclosed proxy to vote your shares at our Annual Meeting of Stockholders to be held on May 17, 2004. We are mailing this Proxy Statement and the proxy card to our stockholders on or about April 12, 2004.

OUTSTANDING VOTING SECURITIES

     Each of the 13,337,568 shares of our common stock outstanding on March 24, 2004, the record date of this meeting, is entitled to one vote on all matters coming before the meeting. Only stockholders of record on our books at the close of business on March 24, 2004 will be entitled to vote at the meeting, either in person or by proxy.

PROXIES AND VOTING

     The enclosed proxy card names two of our officers, Dr. Stephen N. Joffe and Alan H. Buckey, as the individuals who will vote your shares as you instruct when you vote by mail, telephone or the internet. If you submit a signed proxy without affirmatively designating how you wish it to be voted, Dr. Joffe and Mr. Buckey will vote your shares in accordance with the recommendation of the Board of Directors or, if there is none, in accordance with their best judgment. If you grant a proxy, you may revoke it by giving written notice to our Secretary prior to the meeting, by giving a later dated proxy or by voting in person at the meeting.

     The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting will be sufficient for the election of directors. Other matters will be determined by the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions will have the effect of negative votes. Shares not voted by brokers and other entities holding on behalf of beneficial owners will be deemed absent.

     We are soliciting proxies from our stockholders principally by mail, but we may also have our directors, officers and other regular employees solicit proxies in person or by telephone or other means. If these persons do assist in the proxy solicitation process, we will not compensate them over and above their regular salaries for doing so. We will reimburse brokers, banks and other record owners for their reasonable costs in forwarding materials to beneficial owners and obtaining voting instructions from those owners. We will pay all expenses relating to the solicitation of proxies.

ELECTION OF DIRECTORS

     At the 2004 Annual Meeting, you will be asked to elect six directors to hold office until the 2005 Annual Meeting of Stockholders. The individuals named in the proxy will vote for the election of the six nominees named below.

     All of the nominees currently are serving as members of the Board of Directors. In March 2004, the Board was expanded from four to six directors with the additions of Craig P.R. Joffe and E. Anthony Woods. While we have no reason to believe that any nominee will, prior to the date of the meeting, become unable to serve if elected, if someone should, proxies will be voted for the election of any substitute nominee.

     The Board of Directors recommends that each nominee, described below, be elected to serve until the 2005 Annual Meeting or until his successor is elected and qualified.

     Stephen N. Joffe, age 61, is LCA-Vision’s Chairman of the Board and Chief Executive Officer. He was the founder of the Company’s corporate predecessor, Laser Centers of America, Inc., and served as its Chairman of the Board and Chief Executive Officer from its founding in 1985 until its merger into the Company in 1995. Dr. Joffe was also founder and Chairman of Surgical Laser Technologies, Inc. In addition, Dr. Joffe is an Esteemed Quondam Professor of Surgery at the University of Cincinnati Medical Center, a position he has held since 1990. He was a full-time Professor of Surgery at the University of Cincinnati Medical Center for nine years prior to 1990. He has held faculty appointments at the Universities of London, Glasgow and Cincinnati, and holds fellowships of the American College of Surgeons and the Royal College of Surgeons of Edinburgh and Glasgow.

     William O. Coleman, age 75, is retired. He formerly held positions at The Procter & Gamble Company from 1955-1988 that included General Sales Manager, Vice President Food Products, International/Latin America, and Special Projects. After his retirement, Mr. Coleman served as a Trustee of The Procter & Gamble Retirement Trusts through June 2000. He currently serves as director of Touchstone family of funds and Millennium Bancorp. He has served as a director of the Company since 1997.

     John H. Gutfreund, age 74, is Senior Managing Director of C.E. Unterberg, Towbin, an investment partnership for high-growth technology companies, a position he has held since January 2002. Since 1993, Mr. Gutfreund has also been the President of Gutfreund & Co. Inc., a financial management consulting firm. Formerly, Mr. Gutfreund was with Salomon Brothers from 1953-1991, most recently as its Chairman. Mr. Gutfreund is a director of Montefiore Medical Center, New York City, and a member of its Executive Committee; a member of the Council on Foreign Relations; a member of the Board of Trustees of the New York Public Library and of the Astor, Lenox and Tilden Foundations; an honorary trustee of Oberlin (Ohio) College; chairman of the Aperture Foundation; and a director of AccuWeather, Inc., Evercel, Inc., Maxicare Health Plans, Inc. and Nutrition 21, Inc. He has served as a director of the Company since 1997.

     John C. Hassan, age 61, has been the President of Champion Printing, Inc., a direct mail printing company, for more than 12 years. Previously, he was Vice President, Marketing, of the Drackett Company, a division of Bristol-Myers Squibb. He currently serves on the boards of the Ohio Graphics Arts Health Fund, the Printing Industries of Ohio and Northern Kentucky, and the Madeira/Indian Hill Fire Co. He has served as a director of the Company since 1996.

     Craig P.R. Joffe, age 31, has been Senior Vice President, General Counsel and Secretary of LCA-Vision since March 2003. Previously, he served as Assistant General Counsel of InterActiveCorp, a leading publicly traded interactive commerce company, from September 2000 to February 2003. Prior to joining InterActiveCorp, Mr. Joffe, a graduate of Harvard Law School, was a general practice associate in the New York and London offices of the law firm Sullivan & Cromwell for over three years, where he concentrated his practice on corporate finance transactions. Craig P.R. Joffe is the son of Stephen N. Joffe. He has served as a director of the Company since March 2004.

     E. Anthony Woods, age 63, is Chairman of Deaconess Associations, Inc. (Deaconess), a holding company with more than 20 health services corporations. Prior to this position, Mr. Woods was President and Chief Executive Officer of Deaconess. Mr. Woods is also Chairman and Chief Executive Officer of SupportSource, a healthcare consulting firm. He is a director of Cincinnati Financial Corporation, Deaconess and the Greater Cincinnati Health Council. He has served as a director of the Company since March 2004.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Board of Directors

     The Board of Directors met four times during 2003. Each director attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board on which he served during the year. The Board of Directors has determined that Messrs. Coleman, Hassan, Gutfreund and Woods are “independent” directors as defined in the Marketplace Rules of the NASDAQ Stock Market.

     The Company believes it is extremely important that its directors attend the Annual Meeting of Stockholders and expects them to do so each year, barring unforeseen circumstances. All of our then-four directors attended the 2003 Annual Meeting.

     The Board of Directors has adopted a written Code of Business Conduct and Ethics that applies to all employees, executive officers and directors of the Company. A copy of the Code was filed with the Securities and Exchange Commission (SEC) as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2003 and also is available on the Company’s website at www.lasikplus.com. Any amendments to, or waivers from, a provision of the Code that apply to the Company’s principal executive and financial officers also will be posted on the Company’s website.

     The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. All members of each committee are independent directors as defined in the NASDAQ Marketplace Rules. All members of the Audit Committee also meet the additional independence requirements of the SEC’s rules for Audit Committee members.

Audit Committee

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s financial statements, internal controls over financial reporting and auditing, accounting and financial reporting process generally. The Audit Committee is responsible for the selection, compensation and oversight of the Company’s independent auditors and for the pre-approval of all audit and permitted non-audit services to be performed by the independent auditors. Among other things, the Committee meets with the independent auditors to review and discuss the adequacy and effectiveness of the Company’s internal controls and its disclosure controls and procedures; to review the Company’s significant accounting and reporting principles and practices; to discuss the auditors’ judgments on the quality of the Company’s accounting principles; and to discuss any management letters issued by the independent auditors. The Audit Committee also is responsible for receiving and investigating any complaints regarding questionable accounting or auditing matters and violations of the Company’s Code of Business Conduct and Ethics.

     The Audit Committee held four meetings in 2003. At each of these meetings, the Committee met with members of the Company’s management and with the Company’s independent auditors. During 2003 and through the filing of the Company’s annual report on Form 10-K for 2003, the Audit Committee was comprised of Messrs. Coleman, Gutfreund and Hassan. Thus, the “Audit Committee Report”

provided below appears over their signatures. The current members of the Committee are Messrs. Hassan (Chair), Coleman and Woods. The Board of Directors has determined that Mr. Hassan qualifies as an “audit committee financial expert,” as defined by SEC rules.

Compensation Committee

     The Compensation Committee recommends to the entire Board of Directors the compensation arrangements for our Chief Executive Officer and all our other executive officers and administers our stock option plans. The Compensation Committee held four meetings in 2003. The current members are Messrs. Coleman (Chair), Gutfreund, Hassan and (since March 2004) Woods. For further information, see “Compensation Committee Report on Executive Compensation” below.

Nominating Committee

     The Company’s Nominating Committee was established under, and has the responsibilities set forth in, its charter, which was adopted by the Board of Directors effective March 8, 2004 and is posted on the Company’s website at www.lasikplus.com. The Nominating Committee did not exist, and therefore did not meet, during 2003. The current members of the Committee are Messrs. Gutfreund (Chair), Coleman and Hassan.

     Responsibilities of the Nominating Committee include searching for and recommending qualified nominees for election to the Board; identifying Board members qualified to fill vacancies on Board committees; recommending to the full Board of Directors programs and procedures relating to the compensation, evaluation, retention, retirement and resignation of directors; reviewing and making recommendations to the Board to address stockholder resolutions; addressing Board performance; and reviewing the performance of senior management for purposes of management succession. The Nominating Committee has the authority to engage outside advisors at the Company’s expense. The Nominating Committee will consider, on at least an annual basis, whether the number of directors should be increased, remain the same or be decreased. To the extent vacancies on the Board exist, either as the result of a director not standing for re-election or resigning or as a result of an increase in the size of the Board, the Nominating Committee will seek candidates who are qualified to fill the vacancy. In evaluating candidates, the Nominating Committee will consider such qualifications as its members then deem of most benefit to the Company. At present, the Nominating Committee believes that candidates should possess substantial experience in operating or managing entrepreneurial growth companies. Experience in the healthcare field is also considered a valuable qualification.

     In identifying director candidates, the Nominating Committee expects to rely upon the experience of its own members along with recommendations that may be made by others, including the Company’s Chief Executive Officer and stockholders of the Company. Stockholders who wish to suggest possible candidates should direct their suggestions to the attention of the Company’s General Counsel, who will then forward the suggestions to the Nominating Committee unless he determines that the suggestions are frivolous or not made in good faith. Candidates suggested by stockholders should at a minimum meet the qualifications set forth above. Candidates suggested by stockholders will be considered on the same basis as those suggested to the Nominating Committee by other individuals. The Nominating Committee does not expect to consider candidates suggested by stockholders later than 120 days prior to the date of mailing its Proxy Statement for the Company’s next Annual Meeting of Stockholders.

     The six nominees for election as directors at the Annual Meeting were nominated by the full Board of Directors of the Company prior to the establishment of the Nominating Committee. However, the Nominating Committee believes that the procedures followed by the Board in the selection of those candidates was consistent with the procedures that will be followed by the Nominating Committee in the future. Mr. Woods was recommended for appointment to the Board by Mr. Buckey, the Company’s Executive Vice President/Finance and Chief Financial Officer.

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

     The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

William O. Coleman
John H. Gutfreund
John C. Hassan

EXECUTIVE OFFICERS

     The current executive officers of the Company are Stephen N. Joffe, Chief Executive Officer; Kevin M. Hassey, President; Alan H. Buckey, Executive Vice President/Finance and Chief Financial Officer; and Craig P.R. Joffe, Senior Vice President, General Counsel and Secretary. Information about Messrs. Stephen N. Joffe and Craig P.R. Joffe is given above under “Election of Directors.”

     Kevin M. Hassey, age 47, has been the President of LCA-Vision since August 2003. Previously, he was the Vice President and General Manager of the EyeMed Managed Care Division of the Luxottica Group from July 1999 to July 2003 and the Vice President of Marketing of the Luxottica Group’s LensCrafters division from July 1996 to July 1999. Prior to July 1996, Mr. Hassey held various marketing positions with LensCrafters and spent a number of years in brand management with The Procter & Gamble Company.

     Alan H. Buckey, age 45, is Executive Vice President/Finance and Chief Financial Officer for LCA-Vision. He came to LCA-Vision from Pease Industries, a $70 million manufacturing company based in Fairfield, Ohio, where he served as Vice President, Finance from 1991 to February 2000. Prior to 1991, Mr. Buckey served as Chief Financial Officer of the Hilltop Companies, a contract laboratory research firm, and as a senior manager with Ernst & Young’s Great Lakes Consulting Group. While at Ernst & Young, he served as acting Chief Financial Officer of a start-up laser surgery management company which was the predecessor of LCA-Vision. He joined LCA-Vision in March 2000 as its Vice President, Finance and became Executive Vice President in January 2001.

EXECUTIVE COMPENSATION

Summary

     The following table summarizes, for the fiscal years indicated, the annual compensation of our Chief Executive Officer, and of the only other executive officers at December 31, 2003 whose compensation exceeded $100,000, for services rendered to the Company in all capacities (the “named executives”).

Summary Compensation Table

					Long-Term
					Compensation
					Awards
					Securities
			Annual Compensation		Underlying	All Other
Name and Principal Position	Year		Salary	Bonus ($)	Options (# Shares)	Compensation
Stephen N. Joffe	2003		$300,000	$—	—	$38,709 (1)
Chairman,	2002		300,000	—	—	48,772
Chief Executive Officer	2001		300,000	—	—	49,666

Kevin M. Hassey	2003	(2)	90,256	50,000	115,000	—
President

Alan H. Buckey	2003		175,000	100,000	30,000	—
Executive Vice President/Finance,	2002		175,000	—	15,000	—
Chief Financial Officer	2001		175,000	—	15,000	—

Craig P. R. Joffe	2003	(3)	144,000	50,000	40,000	—
Senior Vice President, General Counsel and Secretary

(1)	Represents $35,133 in funding for a life insurance trust and $3,576 in life insurance and long-term disability premiums.

(2)	Partial year salary. Mr. Hassey commenced his employment with the Company in July 2003.

(3)	Partial year salary. Mr. Joffe commenced his employment with the Company in March 2003.

Stock Options

     The following table sets forth information regarding stock options granted to the named executives during the year ended December 31, 2003.

Option Grants in Last Fiscal Year

	Number of	% of Total			Potential Realizable Value at
	Securities	Options	Exercise		Assumed Annual Rates of
	Underlying	Granted to	or Base		Stock Price Appreciation for
	Options	Employees in	Price	Expiration	Option Term
Name	Granted (1)	Fiscal Year	$/Share	Date	5% ($)	10%($)
Stephen N. Joffe	—	—	—	—	—	—
Kevin M. Hassey	100,000	17.0%	$10.02	7/21/2013	$630,152	$1,596,930
	15,000	2.5%	18.29	12/9/2013	172,537	437,243
Alan H. Buckey	15,000	2.5%	8.88	6/27/2013	83,769	212,286
	15,000	2.5%	18.29	12/9/2013	172,537	437,243
Craig P. R. Joffe	25,000	4.2%	3.38	3/17/2003	53,142	134,671
	15,000	2.5%	18.29	12/9/2013	172,537	437,243

(1)	Options become exercisable at the rate of 33-1/3% per year beginning on the first anniversary of the date of grant, except that Mr. Hassey’s option for 100,000 shares became exercisable as to 25,000 shares on the date of grant and becomes exercisable as to an additional 25,000 shares on each anniversary of the date of grant. The Company’s plans provide that, in the event of a Change of Control (as defined), all options that have been outstanding for at least six months become immediately exercisable.

     The following table sets forth information regarding unexercised options held by the named executives as of December 31, 2003. No options were exercised by the named executives during 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at December 31, 2003		December 31, 2003 ($)
	Shares
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen N. Joffe	—	—	187	—	$3,071	$—
Kevin M. Hassey	—	—	25,000	90,000	278,750	879,450
Alan H. Buckey	—	—	38,750	51,250	276,688	406,263
Craig P.R. Joffe	—	—	—	40,000	—	487,950

Director Compensation

     Our non-employee directors are paid cash fees of $5,000 per calendar quarter plus reimbursement of related out-of-pocket expenses. In addition, they receive stock option grants under our 1998 Long-Term Stock Incentive Plan. Under this plan, a non-employee director receives a grant of options to purchase 18,750 shares of common stock upon his or her election or appointment to the Board and is entitled thereafter to an annual grant of options to purchase 3,125 shares.

Employment Agreement

     Mr. Hassey has an agreement with the Company providing for his employment for no less than one year, commencing July 21, 2003, at an annual salary of $200,000. The agreement provides for a bonus of up to $100,000 if specific performance goals are achieved during the 12-month period ending July 20, 2004 and for an annual review of the performance targets and bonus amount in subsequent years. Mr. Hassey was granted options to purchase 100,000 shares of the Company’s common stock pursuant to the agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company during 2003 has furnished the following report on executive compensation:

Overview and Philosophy

     The Compensation Committee of the Board of Directors consists of four non-employee directors of the Company. No member of the Compensation Committee has any interlocking relationship with the Company, as defined in applicable rules and regulations of the Securities and Exchange Commission. The Compensation Committee is responsible for developing and recommending the Company’s executive compensation principles, policies and programs to the Board of Directors. In addition, the Compensation Committee recommends to the Board of Directors on an annual basis the compensation to be paid to the Chief Executive Officer and, with advice from the Chief Executive Officer, determines the amount paid to each of the other executive officers of the Company, including the named executives.

     The Company’s compensation programs are designed to provide its executive officers with market-competitive salaries and the opportunity to earn incentive compensation related to performance expectations identified by the Board. The objectives of the Company’s executive compensation program as developed by the Compensation Committee are to:

•	Provide a direct link between executive officer compensation and the interests of the Company’s stockholders by making a significant portion of executive officer compensation dependent upon the financial performance of the Company.

•	Support the achievement of the Company’s annual and long-term goals and objectives as determined annually by the Board.

•	Establish base salaries targeted at a median level for comparable positions with incentive opportunities designed to pay total compensation well above average for outstanding Company performance.

•	Provide opportunities for equity ownership based on competitive levels, corporate/segment performance, share price performance and share dilution considerations.

•	Achieve and maintain stock ownership within the executive officer group.

•	Provide compensation plans and arrangements that encourage the retention of better-performing executives.

     The compensation of executive officers of the Company includes (i) base salary, (ii) annual incentive cash bonuses, and (iii) long-term incentive compensation currently in the form of stock options. Bonuses and stock options (collectively, “Incentive Compensation”) represent a significant portion of an executive officer’s potential annual compensation except as discussed below in connection with the compensation of the Company’s Chief Executive Officer. In general, the proportion of an executive officer’s compensation that is Incentive Compensation increases with the level of responsibility of the officer. Executive officers also receive various benefits generally available to all employees of the Company, such as 401(k) and medical plans.

Basis for Chief Executive Compensation

     For 2003, Stephen N. Joffe, the Company’s Chief Executive Officer, received a base salary of $300,000. As a significant stockholder of the Company, he did not receive any bonus or other incentive compensation in 2003, consistent with the practice in prior years. The Compensation Committee will reevaluate this practice annually, based upon the financial performance of the Company among other factors.

Base Salaries

     The Compensation Committee seeks to set base salaries for the Company’s executive officers at levels which are competitive with median levels for executives with similar roles and responsibilities at similar-sized emerging companies. In setting annual salaries for individuals, the Compensation Committee first considers the compensation paid for similar positions at similar-sized emerging companies and the executive’s experience, level and scope of responsibility as a benchmark forecast. It then considers individual performance of the executive measured against expectations in developing its salary increase recommendations.

Annual Incentive Bonuses

     Because the Company competes in an emerging business category, the nature of which is constantly evolving, the Compensation Committee has chosen to-date not to adopt a regimented, systematic approach to performance-based compensation. Instead, the Committee attempts to exercise its judgment on a case-by-case basis, considering all aspects of each executive’s efforts and contribution and the recommendations of the Company’s Chairman and Chief Executive Officer. It was on this basis that the bonuses referenced in the Summary Compensation Table were granted.

Option Grants

     The Company’s stock incentive plans authorize the Compensation Committee to award stock options and restricted stock to executive officers and other key employees. Stock option grants are designed to align the long-term interests of the Company’s key employees with those of its stockholders by directly linking compensation to stockholder interest, as well as enabling key employees to develop and maintain significant long-term equity ownership positions.

     The number of options granted to an executive officer is a function of the executive’s level of responsibility. Variance from these numbers is based upon the Compensation Committee’s reasoned expectation of the executive’s future contribution to the Company. The Compensation Committee generally grants options during each fiscal year at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. In addition to certain options granted to Mr. Hassey pursuant to his employment agreement, the Compensation Committee recommended option grants for 2003 in accordance with this general practice, as indicated in the Summary Compensation Table.

William O. Coleman
John H. Gutfreund
John C. Hassan

PERFORMANCE GRAPH

     The following graph and table summarize the cumulative return on $100 invested in our common stock since December 31, 1998, compared to the S&P 500 Stock Index and the NASDAQ HealthServices Stocks Index and assumes reinvestment of all dividends. This comparison was compiled by the Center for Research in Security Prices at the University of Chicago.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and notes set forth certain information with respect to the beneficial ownership of our common stock, the Company’s only voting security, as of March 15, 2004, by (1) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors and named executive officers, and (3) all directors and executive officers as a group.

     SEC rules provide that shares of common stock which an individual or group has a right to acquire within 60 days of March 15, 2004 are deemed to be outstanding for purposes of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on the table.

	Amount and
	Nature of
Name and Address of Beneficial Owner	Ownership(1)		Percent of Class
Next Century Growth Investors, LLC	727,790	(2)	5.5%
5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416

Stephen N. Joffe, M.D.	2,304,568	(3)	17.3%
c/o LCA-Vision Inc. 7840 Montgomery Road Cincinnati, OH 45236

William O. Coleman	49,813	(4)	*

John H. Gutfreund	50,938	(5)	*

John C. Hassan	18,188	(6)	*

Craig P.R. Joffe	516,888	(7)	3.9%

E. Anthony Woods	—		—

Kevin M. Hassey	28,000	(8)	*

Alan H. Buckey	105,200	(9)	*

All directors and executive officers as a group (8 persons)	3,073,595	(10)	23.0%

*	Less than 1%

(1)	The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in other footnotes to this table.

(2)	This information is based on a Schedule 13G filed with the SEC on February 17, 2004. The filer, an investment adviser, reports having shared voting and dispositive powers over all shares held.

(3)	Dr. Joffe is deemed to be the beneficial owner of all shares owned by himself and by his spouse, Sandra Joffe. The total shown consists of 1,370,620 shares of common stock held by the Stephen N. Joffe Grantor Retained Annuity Trust, dated December 31, 2002; 209,307 shares of common stock owned of record by Dr. Joffe; 590,192 shares of common stock held by the Sandra F.W. Joffe Grantor Retained Annuity Trust, dated December 31, 2002; 134,262 shares of common stock owned of record by Dr. and Mrs. Joffe jointly; and 187 shares of common stock issuable to Mrs. Joffe in the event of her exercise of a currently exercisable stock option.

(4)	Includes for Mr. Coleman 37,125 shares owned of record, 1,750 shares held in trust for the benefit of certain family members and 10,938 shares issuable upon the exercise of certain unexercised stock options.

(5)	Includes for Mr. Gutfreund 40,000 shares owned of record and 10,938 shares issuable upon the exercise of certain unexercised stock options.

(6)	Includes for Mr. Hassan 7,250 shares owned of record and 10,938 shares issuable upon the exercise of certain unexercised stock options.

(7)	Includes for Mr. Joffe 508,555 shares owned of record and 8,333 shares issuable upon the exercise of certain unexercised stock options.

(8)	Includes for Mr. Hassey 3,000 shares owned directly and 25,000 shares issuable upon the exercise of certain unexercised stock options.

(9)	Includes for Mr. Buckey 48,000 shares owned of record and 5,950 shares owned by his spouse and minor children, and 51,250 shares issuable upon the exercise of certain unexercised stock options.

(10)	Consists of 2,956,011 shares owned of record directly or indirectly by such persons and 117,584 shares issuable upon the exercise of stock options held directly or indirectly by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of security ownership and changes in that ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of these forms, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 2003.

CERTAIN TRANSACTIONS

     Stephen N. Joffe, our principal stockholder, Chairman of the Board and Chief Executive Officer, owns Columbus Eye Associates, an Ohio professional corporation. In some states, the Company cannot employ ophthalmologists or optometrists. In those states, the Company contracts with a professional corporation to provide medical services. In states that allow a professional corporation to be qualified as a foreign corporation and provide those services, the Company contracts with Columbus Eye Associates. Currently the Company contracts with Columbus Eye Associates for the professional services of ophthalmologists and optometrists in Kentucky, Maryland, Minnesota, North Carolina, Virginia and Nevada. Patient fees are paid to Columbus Eye Associates, which in turn pays a facility fee to the Company. Amounts retained by Columbus Eye Associates are, by contract, limited to an amount equal to the cost of compensating its ophthalmologists and optometrists and covering its other operating expenses. Dr. Joffe does not receive any compensation or other remuneration from Columbus Eye Associates.

     In December 2003, the Company sold 2,400,000 shares and Dr. Joffe sold 1,050,000 shares of the Company’s common stock in a public offering. The Company paid all of its and Dr. Joffe’s expenses in connection with the offering except that Dr. Joffe paid his pro rata portion of the underwriting discounts and commissions based on the number of shares sold.

     Mr. Gutfreund, a director of the Company, is President and a director of C.E. Unterberg, Towbin, one of the underwriters in the December 2003 offering.

     During the second quarter of 2000, the directors initiated a program to encourage additional direct stock ownership by senior management of the Company. The Company offered loans to a number of key managers and directors for the purpose of purchasing shares in the open market. Each loan was a personal obligation of the borrower and was evidenced by a promissory note. The interest rate on the notes was prime less one and one-half percent. The notes had a maximum term of three years and contained provisions for early repayment. No loans were made after June 30, 2002, and the program has been discontinued. The highest amounts outstanding during 2003 were $341,000 owed by Mr. Coleman and $313,000 owed by Mr. Gutfreund, each of whom is a director of the Company. All loans to current management and directors were repaid in full during 2003.

INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company’s independent auditors for the year ended December 31, 2003. One or more members of Ernst & Young will attend the Annual Meeting with an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. No auditor has yet been selected for the current year, as it is the Audit Committee’s practice to select the independent auditors following the Annual Meeting.

Audit Fees

     The aggregate fees billed by Ernst & Young for professional services rendered for its audit of the Company’s 2003 and 2002 annual financial statements and for its reviews of the unaudited quarterly financial statements contained in the Company’s reports on Form 10-Q during those years were $87,500 and $60,000, respectively. In addition, Ernst & Young billed the Company $77,500 for professional services rendered for its review of the Company’s Form S-3 registration statement and the related comfort letter in connection with the Company’s December 2003 offering of common stock.

Audit-Related Fees

     The aggregate fees billed by Ernst & Young for services reasonably related to the performance of the audit or review of the Company’s financial statements (and not reported under “Audit Fees” above) were $5,600 in 2003 and $13,125 in 2002. Of the 2002 fees, $7,875 related to due diligence audit work in connection with a potential acquisition. All fees in 2003 and $5,250 in 2002 related to the audits of a Company employee benefit plan.

Tax Fees

     The aggregate fees billed by Ernst & Young for professional services rendered for tax compliance and advice were $74,471 in 2003 and $98,485 in 2002.

All Other Fees

     Ernst & Young did not provide any products or services other than those reported in the preceding paragraphs.

     The Audit Committee approves all audit and non-audit services to be performed by the independent auditors before the services are provided. As described in the “Audit Committee Report” above, the Audit Committee determined that the non-audit services provided to the Company by Ernst & Young in 2003 were compatible with maintaining their independence.

STOCKHOLDER COMMUNICATIONS

     The Board of Directors has established a process for stockholders to communicate with members of the Board. A stockholder should direct his or her communication in writing to the attention of the Company’s General Counsel at the address shown on the cover of this Proxy Statement. The General Counsel will forward the communication to the members of the Board of Directors unless he determines that the communication is frivolous or has not been made by the stockholder in good faith.

2005 ANNUAL MEETING OF STOCKHOLDERS

     In order for any stockholder proposal to be eligible for inclusion in our Proxy Statement and on our proxy card for the 2005 Annual Meeting of Stockholders, it must be received by the Company’s Secretary at the address shown on the cover of this Proxy Statement prior to the close of business on December 13, 2004. The proxy card we distribute for the 2005 Annual Meeting may include discretionary authority to vote on any matter that is presented to stockholders at that meeting (other than by management) if we do not receive notice of the matter at the above address prior to the close of business on February 26, 2005.

OTHER MATTERS

     We do not know of any other business to be presented at the Annual Meeting and do not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, we intend that the persons named in the accompanying proxy will vote on those matters according to their best judgment in the interests of LCA-Vision.

A copy of the Company’s annual report on Form 10-K accompanies this Proxy Statement. You may obtain without charge the exhibits to the Form 10-K by writing to the Secretary of the Company at the Company’s address shown on the cover page of this Proxy Statement. The exhibits also are available on the website of the Securities and Exchange Commission at www.sec.gov and, with the Form 10-K, on the Company’s website at www.lasikplus.com.

By Order of the Board of Directors
Craig P. R. Joffe
Senior Vice President, General Counsel & Secretary

PROXY
LCA-VISION INC.

7840 Montgomery Road
Cincinnati, OH 45236

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Dr. Stephen N. Joffe and Alan H. Buckey, and each of them with full power of substitution, as proxies to vote as designated below, for and in the name of the undersigned, all shares of stock of LCA-Vision Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said Company scheduled to be held May 17, 2004 at 10:00 a.m. at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 or at any adjournment or recess thereof. A properly signed proxy that gives no direction will be voted in accordance with the recommendation of the Board of Directors or, if there is none, in accordance with their best judgment.

Please mark an X in the appropriate box. The Board of Directors recommends a FOR vote on each proposal.

1.	ELECTION OF DIRECTORS	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
(except as marked to the contrary below)

STEPHEN N. JOFFE, WILLIAM O. COLEMAN, JOHN H. GUTFRUEND, JOHN C. HASSAN, CRAIG P.R. JOFFE and
E. ANTHONY WOODS

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued from other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors.

ALL FORMER PROXIES ARE HEREBY REVOKED.

NUMBER OF SHARES _______________

______________________________________________
(Signature of Stockholder)

______________________________________________
(Signature of Stockholder)

(Please sign exactly as your name appears hereon.
All joint owners should sign. When signing in a
fiduciary capacity or as a corporate officer,
Please give your full title as such)

Dated: _____________________, 2004